Exhibit 99.1

Nash Finch Reports Fourth Quarter and Fiscal 2010 Results

Fourth Quarter Consolidated EBITDA1 Exceeds Prior Year on Lower Sales

MINNEAPOLIS (March 3, 2011) — Nash Finch Company (NASDAQ: NAFC), one of the  leading food distribution companies in the United States, today announced financial results for the 12 week and 52 week periods ended January 1, 2011.

Financial Results

Sales for fiscal 2010 were $4.992 billion compared to $5.213 billion in the prior-year, a decrease of 4.2%.  Excluding the previously announced transition of a portion of a food distribution customer buying group to another supplier during 2010 of $95.2 million and the non-comparable sales increase of $59.4 million attributable to the acquisition of three military distribution centers on January 31, 2009, total company comparable sales for fiscal 2010 decreased 3.6%.  Sales for the 12 week fourth quarter of fiscal 2010 were $1.147 billion compared to $1.222 billion in the prior-year quarter, a decrease of 6.2%.  Excluding the transition of a portion of a food distribution customer buying group to another supplier during 2010, sales decreased 3.5% during the fourth quarter, which is an improvement from the decrease of 4.9% in the third quarter.

Consolidated EBITDA for fiscal 2010 decreased 1.9% to $137.5 million, or 2.8% of sales, as compared to $140.1 million, or 2.7% of sales, for the prior year.  For the fourth quarter 2010, Consolidated EBITDA increased 6.3% to $33.2 million, or 2.9% of sales, as compared to $31.3 million, or 2.6% of sales, in the prior-year period.  Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

Net earnings for fiscal 2010 were $50.9 million, or $3.86 per diluted share, as compared to net earnings of $2.8 million, or $0.21 per diluted share, in fiscal 2009.  Net earnings for fiscal 2010 benefited by significant items, which are presented in a table below, totaling $4.0 million (net of tax), or $0.30 per diluted share, while net earnings for fiscal 2009 were negatively impacted by significant items totaling $39.5 million (net of tax), or $2.95 per diluted share, resulting primarily from a non-cash goodwill impairment charge in the fourth quarter of fiscal 2009 related to the retail segment.

Net earnings of $16.9 million were recognized during the fourth quarter 2010, or $1.30 per diluted share, as compared to a net loss of $43.1 million, or $3.20 per diluted share, in the prior year quarter.  Net earnings for the fourth quarter 2010 benefited by significant items presented below, totaling $3.9 million, or $0.30 per diluted share, while earnings for the fourth quarter 2009 were negatively impacted by significant items totaling $51.6 million, or $3.83 per diluted share, primarily due to the retail segment goodwill impairment charge mentioned above.

The following table identifies the significant net credits (charges) affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the fourth quarter, fiscal 2010 and prior year results:

(dollars in millions except per share amounts)	4th Quarter		Fiscal
	2010	2009	2010	2009
Significant credits (charges)
Gain on sale of intangible asset	$ -	0.7	0.3	0.7
Inventory markdowns in retail stores closed	-	(0.1)	(0.2)	(0.2)
Distribution facility closing costs	-	-	(1.7)	-
Acquisition & integration costs	(1.2)	(0.4)	(2.9)	(2.8)
Store opening, closing & remodel costs	-	-	-	(0.7)
Other	-	-	-	(0.4)
Significant net credits (charges) impacting Consolidated EBITDA	$ (1.2)	0.2	(4.5)	(3.4)

LIFO credits (charges)	$ (0.1)	2.3	(0.1)	3.0
Net increase in lease reserves	-	(1.4)	(0.4)	(3.1)
Gain on acquisition of a business	-	-	-	6.7
Litigation gain	-	-	-	7.6
Goodwill impairment	-	(50.9)	-	(50.9)
Other impairments & special charge	-	(6.5)	-	(8.2)
Other	-	-	0.3	-
Total significant net charges impacting earnings before tax	$ (1.3)	(56.3)	(4.7)	(48.3)
Income tax on significant net charges	0.5	2.1	1.8	1.9
Tax effect on gains and impairments	-	2.6	-	5.3
Reversal of previously recorded income tax reserves and refunds	4.7	-	6.9	1.6
Total significant net credits (charges) impacting net earnings	$ 3.9	(51.6)	4.0	(39.5)
Diluted earnings per share impact	$ 0.30	(3.83)	0.30	(2.95)

“I am pleased with the year-over-year improvements made in our fourth quarter Consolidated EBITDA and net earnings performance across all three business segments,” said Alec Covington, President and CEO of Nash Finch. "We intend to build on the positive momentum evident in the fourth quarter results as we remain focused on partnering with our independent retailers on their journey to maintain profitability notwithstanding the economic turmoil and on completing the expansion of our military footprint, which will position us to serve our military customers over a broader geographic area.”

Food Distribution and Military Distribution Change in Reporting

The Company had four Food Distribution warehouses that served both wholesale and military customers. Due to the addition of strategically located military warehouses, we have transferred the military business from three of the Food Distribution warehouses in 2010 and we will transfer the remaining business when the Oklahoma City warehouse begins operations.  As a result, we are changing the Food Distribution and Military segment reporting so that our Military segment reflects all military sales and EBITDA, including the military business that has historically been reported in the Food Distribution segment. The accompanying financial information reflects the changes to the prior and current year periods.  A more detailed reconciliation of the effects of this change is contained in our Annual Report on Form 10-K for the year ended January 1, 2011 filed with the SEC as well as on the “Investor Relations” portion of the Nash Finch website under the caption “Presentations – Supplemental Financial Information.”

Military Distribution Results

(dollars in millions)	4th Quarter		%	Fiscal		%
	2010	2009	Change	2010	2009	Change
Sales	$ 534.9	539.0	(0.8%)	2,290.0	2,254.4	1.6%
Segment EBITDA[1]	14.1	13.4	5.1%	60.8	56.2	8.2%
Percentage of Sales	2.6%	2.5%		2.7%	2.5%

The military segment sales increased $35.6 million, or 1.6%, to $2.290 billion in fiscal 2010 as compared to fiscal 2009.  Excluding the non-comparable sales increase of $59.4 million pertaining to the acquisition of three distribution centers on January 31, 2009, comparable sales decreased 1.1% in fiscal 2010.  Military segment sales decreased $4.1 million, or 0.8%, to $534.9 million in the fourth quarter 2010, which is an improvement from the decrease of 2.8% in the third quarter 2010.

Military EBITDA increased by 8.2% in fiscal 2010 and 5.1% in the fourth quarter 2010 as compared to the same periods last year.  EBITDA increased as a percentage of sales to 2.7% in fiscal 2010 as compared to 2.5% in fiscal 2009.  EBITDA as a percentage of sales increased to 2.6% in the fourth quarter 2010 as compared to 2.5% in 2009.  Acquisition and integration costs negatively impacted EBITDA by approximately $2.9 million in fiscal 2010 as compared to $2.8 million in fiscal 2009.  EBITDA included integration costs of $1.2 million in the fourth quarter 2010 as compared to $0.4 million in the prior year period.

“We are pleased to announce that our new Bloomington, Indiana distribution center began servicing military commissaries at the end of the fourth quarter. The start-up has gone very smoothly, and our customers’ responses have been gratifying,” said Covington. “As previously announced, we began operations in our Columbus, Georgia distribution center late in the third quarter, and that location continues to perform to our expectations.  During the third quarter we announced the purchase of two distribution centers totaling 538,000 square feet in Oklahoma City, Oklahoma, which we anticipate will be operational during the first quarter of 2012. The new distribution centers were acquired to support the strategic expansion of our military distribution segment and we believe these facilities will provide significant productivity and transportation savings once they are all operational,” continued Covington.

Food Distribution and Retail Results

(dollars in millions)	4th Quarter		%	Fiscal		%
	2010	2009	Change	2010	2009	Change
Sales
Food Distribution	$ 493.9	553.0	(10.7%)	2,183.7	2,385.9	(8.5%)
Retail	118.0	130.4	(9.5%)	518.3	572.3	(9.4%)
Total	611.9	683.4	(10.5%)	2,702.0	2,958.2	(8.7%)
Segment EBITDA[1]
Food Distribution	$ 14.6	14.3	2.0%	56.3	63.6	(11.4%)
Retail	4.6	3.6	27.7%	20.3	20.4	(0.2%)
Total	$ 19.2	17.9	7.2%	76.6	84.0	(8.7%)
Percentage of Sales
Food Distribution	3.0%	2.6%		2.6%	2.7%
Retail	3.9%	2.7%		3.9%	3.6%
Total	3.1%	2.6%		2.8%	2.8%

Sales for the combined food distribution and retail segment decreased by 8.7% to $2.702 billion in fiscal 2010 versus fiscal 2009. Total segment comparable sales for fiscal 2010 were down 5.6% after excluding $95.2 million of sales associated with the transition of a portion of a buying group to another supplier during 2010. The combined food distribution and retail segment sales in the fourth quarter 2010 decreased by 10.5% to $611.9 million versus the fourth quarter of 2009.  On a comparable basis, after excluding $34.3 million in sales associated with the transition of a portion of a buying group to another supplier, total segment sales decreased 5.7% in the fourth quarter 2010, which is an improvement from the decrease of 6.6% in the third quarter 2010.  Same store sales declined 5.0% in our retail segment for both the fiscal year and fourth quarter 2010.

The combined food distribution and retail segment EBITDA decreased by 8.7% in fiscal 2010 and increased by 7.2% in the fourth quarter 2010 as compared to the same periods last year.  EBITDA as a percentage of sales was unchanged at 2.8% in fiscal 2010 as compared fiscal 2009.  EBITDA as a percentage of sales increased to 3.1% in the fourth quarter 2010 from 2.6% in 2009 as a result of gross margin and productivity improvements in both our food distribution and retail businesses.

Financial Target Progress

Progress on the Company’s financial targets that has been achieved since the targets were announced as part of the Company’s strategic plan in November 2006, is provided below.  In particular, from fiscal 2006 to the end of fiscal 2010, Consolidated EBITDA margin improved from 2.2% to 2.8% of sales and the debt leverage ratio has improved by nearly one full turn of EBITDA from 3.11x to 2.29x.  The organic revenue growth metric was affected by the downturn in the economy and declined 5.4% during fiscal 2010.  The ratio of free cash flow to net assets excluding the impact of strategic projects metric was 8.4% in fiscal 2010.  The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

Financial Targets	Long-term	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2010	2009	2008	2007	2006
Organic Revenue Growth[2]	2.0%	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[3]	4.0%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[4]		0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[5]	10.0%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[6]	2.5 - 3.0 x	2.29x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt decreased by $7.6 million during the fourth quarter 2010 to $314.3 million.  The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the fourth quarter 2010 was 2.29x.  Availability on the Company’s revolving credit facility at the end of fiscal 2010 was $174.2 million.

Share Repurchase Program

As previously announced, the Board of Directors authorized a share repurchase program for the Company to spend up to $25.0 million to purchase shares of the Company’s common stock.  The program took effect on November 16, 2009 and ended on December 31, 2010.   During the fourth quarter of 2010, the Company repurchased 60,499 shares in the open market for $2.5 million at an average price per share of $41.55.  During the entire program the Company repurchased 673,954 shares for $23.8 million at an average price per share of $35.31.

1 Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

2 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

3 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

4 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

5 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations (excluding the impact of cash generated from strategic projects) less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

6 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

*********************************************************

A conference call to review the fourth quarter and fiscal 2010 results is scheduled for 10 a.m. CT (11 a.m. ET) on March 3, 2011.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 33 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt.  The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA® and Sun Mart® trade names.  Further information is available on the Company's website at www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•

the effect of competition on our food distribution, military and retail businesses;

•

general sensitivity to economic conditions, including the uncertainty related to the current recession in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•

macroeconomic and geopolitical events affecting commerce generally;

•

changes in consumer buying and spending patterns;

•

our ability to identify and execute plans to expand our food distribution, military and retail operations;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•

our ability to identify and execute plans to improve the competitive position of our retail operations;

•

the success or failure of strategic plans, new business ventures or initiatives;

•

our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•

changes in credit risk from financial accommodations extended to new or existing customers;

•

significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•

limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•

legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•

failure of our internal control over financial reporting;

•

changes in accounting standards;

•

technology failures that may have a material adverse effect on our business;

•

severe weather and natural disasters that may impact our supply chain;

•

unionization of a significant portion of our workforce;

•

changes in health care, pension and wage costs and labor relations issues;

•

costs related to multi-employer pension plan which has liabilities in excess of plan assets;

•

product liability claims, including claims concerning food and prepared food products;

•

threats or potential threats to security;

•

un-anticipated problems with product procurement; and

•

maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

.

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve	Twelve	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 1	January 2	January 1	January 2
	2011	2010	2011	2010

Sales	$1,146,788	1,222,437	4,991,979	5,212,655
Cost of sales	1,054,112	1,126,851	4,591,191	4,793,967
Gross profit	92,676	95,586	400,788	418,688
Gross profit margin	8.1%	7.8%	8.0%	8.0%

Other costs and expenses:
Selling, general and administrative	60,539	65,273	269,140	287,328
Special charge	-	6,020	-	6,020
Gain on acquisition of a business	-	-	-	(6,682)
Gain on litigation settlement	-	-	-	(7,630)
Goodwill impairment	-	50,927	-	50,927
Depreciation and amortization	8,481	9,304	36,119	40,603
Interest expense	5,656	5,607	23,403	24,372
Total other costs and expenses	74,676	137,131	328,662	394,938

Earnings (loss) before income taxes	18,000	(41,545)	72,126	23,750

Income tax expense	1,060	1,562	21,185	20,972
Net earnings (loss)	$16,940	(43,107)	50,941	2,778

Net earnings (loss) per share:
Basic	$1.34	(3.31)	3.97	0.21
Diluted	$1.30	(3.20)	3.86	0.21

Declared dividends per common share	$0.18	0.18	0.72	0.72

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,649	13,032	12,819	13,007
Diluted	13,056	13,480	13,186	13,378

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	January 1, 2011	January 2, 2010
Current assets:
Cash and cash equivalents	830	830
Accounts and notes receivable, net	233,436	250,767
Inventories	333,146	285,443
Prepaid expenses and other	15,817	11,410
Deferred tax assets	8,281	9,366
Total current assets	591,510	557,816

Notes receivable, net	20,350	23,343

Property, plant and equipment:	649,256	637,167
Less accumulated depreciation and amortization	(409,190)	(422,529)
Net property, plant and equipment	240,066	214,638

Goodwill	167,166	166,545
Customer contracts and relationships, net	18,133	21,062
Investment in direct financing leases	2,948	3,185
Other assets	10,502	12,947
Total assets	1,050,675	999,536

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	3,159	4,438
Accounts payable	230,082	240,483
Accrued expenses	60,001	60,524
Income taxes payable	-	3,064
Total current liabilities	293,242	308,509

Long-term debt	292,266	257,590
Capitalized lease obligations	18,920	21,442
Deferred tax liability, net	36,344	19,323
Other liabilities	32,899	42,113
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,677 and 13,675 shares respectively	22,796	22,792
Additional paid-in capital	114,799	106,705
Common stock held in trust	(1,213)	(2,342)
Deferred compensation obligations	1,213	2,342
Accumulated other comprehensive loss	(10,984)	(10,756)
Retained earnings	303,584	261,821
Treasury stock at cost, 1,569 and 863 shares, respectively	(53,191)	(30,003)
Total stockholders' equity	377,004	350,559
Total liabilities and stockholders' equity	1,050,675	999,536

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	Fiscal Year Ended
	January 1	January 2
	2011	2010
Operating activities:
Net earnings	$50,941	2,778
Adjustments to reconcile net earnings to net cash provided by operating activities:
Special charges -- non cash portion	-	6,020
Impairment of retail goodwill	-	50,927
Gain on acquisition of a business	-	(6,682)
Gain on litigation settlement	-	(7,630)
Depreciation and amortization	36,119	40,603
Amortization of deferred financing costs	1,834	1,779
Non-cash convertible debt interest	5,346	4,944
Rebateable loans	4,096	4,095
Provision for bad debts	808	1,411
Provision for lease reserves	320	3,136
Deferred income tax expense (benefit)	12,211	(10,764)
Gain on sale of real estate and other	(503)	(137)
LIFO charge (credit)	53	(3,033)
Asset impairments	937	2,460
Share-based compensation	7,871	9,084
Deferred compensation	1,075	1,223
Other	(753)	(151)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	14,659	(6,250)
Inventories	(47,756)	21,143
Prepaid expenses	1,913	(1,081)
Accounts payable	(9,963)	(8,178)
Accrued expenses	809	(12,367)
Income taxes payable	(9,384)	6,854
Other assets and liabilities	(4,517)	2,189
Net cash provided by operating activities	66,116	102,373
Investing activities:
Disposal of property, plant and equipment	783	830
Additions to property, plant and equipment	(59,295)	(30,402)
Business acquired, net of cash	-	(78,056)
Loans to customers	(1,368)	(2,350)
Payments from customers on loans	2,366	4,769
Corporate-owned life insurance, net	(427)	(461)
Other	3	-
Net cash used in investing activities	(57,938)	(105,670)
Financing activities:
Proceeds of revolving debt	30,000	30,500
Dividends paid	(8,930)	(9,239)
Proceeds from exercise of stock options	-	196
Repurchase of common stock	(21,970)	(1,017)
Payments of long-term debt	(628)	(595)
Payments of capitalized lease obligations	(3,529)	(3,436)
Decrease in outstanding checks	(3,083)	(10,065)
Payments of deferred financing costs	-	(2,874)
Tax benefit from exercise of stock options	(38)	(167)
Net cash provided by (used in) financing activities	(8,178)	3,303
Net increase (decrease) in cash	-	6
Cash at beginning of year	830	824
Cash at end of year	$830	830

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	January 1	January 2
Other Data (In thousands)	2011	2010

Total debt	$ 314,345	283,470
Stockholders' equity	$ 377,004	350,559
Capitalization	$ 691,349	634,029
Debt to total capitalization	45.5%	44.7%

Non-GAAP Data
Consolidated EBITDA (a)	$ 137,464	140,137
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.29x	2.02x

Comparable GAAP Data
Debt to earnings before income taxes (b)	4.36	11.94

(a)		Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan

(b)		Leverage ratio is defined as the Company's total debt at January 1, 2011 and January 2, 2010, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (in thousands)

FY	2010
		2010	2010	2010	2010	Rolling
		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs

Earnings before income taxes		$13,330	17,966	22,830	18,000	72,126
Add/(deduct)
	LIFO charge (credit)	(40)	(321)	285	129	53
	Depreciation and amortization	8,585	8,170	10,883	8,481	36,119
	Interest expense	5,258	5,366	7,123	5,656	23,403
	Settlement of pre-acquisition contingency	-	-	(310)	-	(310)
	Closed store lease costs	-	(434)	725	29	320
	Asset impairment	517	301	108	11	937
	Stock compensation	1,605	1,857	2,717	1,692	7,871
	Subsequent cash payments on non-cash charges	(740)	(969)	(578)	(768)	(3,055)
Total Consolidated EBITDA		$28,515	31,936	43,783	33,230	137,464

		2010	2010	2010	2010	Rolling
Segment Consolidated EBITDA		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$14,761	14,542	17,412	14,081	60,796
	Food Distribution	10,257	12,623	18,889	14,570	56,339
	Retail	3,497	4,771	7,482	4,579	20,329
		$28,515	31,936	43,783	33,230	137,464

		2010	2010	2010	2010	Rolling
Segment profit		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$12,918	12,663	14,270	11,450	51,301
	Food Distribution	4,904	7,636	11,666	9,444	33,650
	Retail	20	2,190	2,558	1,892	6,660
	Unallocated:
	Interest	(4,512)	(4,523)	(5,664)	(4,786)	(19,485)
		$13,330	17,966	22,830	18,000	72,126

FY	2009
		2009	2009	2009	2009	Rolling
		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Earnings (loss) before income taxes		$17,526	16,114	31,655	(41,545)	23,750
Add/(deduct)
LIFO credit		-	(287)	(445)	(2,301)	(3,033)
Depreciation and amortization		9,335	9,372	12,592	9,304	40,603
Interest expense		5,304	5,840	7,621	5,607	24,372
Special charge		-	-	-	6,020	6,020
Goodwill impairment		-	-	-	50,927	50,927
Gain on the acquisition of a business		(6,682)	-	-	-	(6,682)
Gain on litigation settlement		-	-	(7,630)	-	(7,630)
Closed store lease costs		1,066	-	425	1,644	3,135
Asset impairment		-	898	840	722	2,460
Stock compensation		3,307	2,408	1,706	1,663	9,084
Gains on sale of real estate		-	-	(54)	-	(54)
Subsequent cash payments on non-cash charges		(617)	(714)	(712)	(772)	(2,815)
Total Consolidated EBITDA		$29,239	33,631	45,998	31,269	140,137

		2009	2009	2009	2009	Rolling
Segment Consolidated EBITDA		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Military		$13,254	12,285	17,231	13,399	56,169
Food Distribution		12,125	16,036	21,147	14,284	63,592
Retail		3,860	5,310	7,620	3,586	20,376
		$29,239	33,631	45,998	31,269	140,137

		2009	2009	2009	2009	Rolling
Segment profit		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Military		$11,107	10,454	14,930	11,566	48,057
Food Distribution		4,992	9,643	13,922	10,303	38,860
Retail		(682)	1,041	1,714	(1,677)	396
Unallocated:
Interest		(4,573)	(5,024)	(6,541)	(4,790)	(20,928)
Special charge		-	-	-	(6,020)	(6,020)
Gain on the acquisition of a business		6,682	-	-	-	6,682
Gain on litigation		-	-	7,630	-	7,630
Goodwill impairment		-	-	-	(50,927)	(50,927)
		$17,526	16,114	31,655	(41,545)	23,750